Exhibit 99.1      Press Release


PRESS RELEASE
July 28, 2006

                              For further information contact:
                              David M. Bradley
                              Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531

    NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2006
                AND THE OPENING OF ITS NEW WEST DES MOINES OFFICE

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned diluted earnings per share of $0.87 for the quarter ended June 30, 2006, compared to diluted earnings per share of $0.65 for the quarter ended June 30, 2005. The Company's net income was $1.26 million for the quarter ended June 30, 2006, compared to $1.03 million for the quarter ended June 30, 2005. The increase in earnings for the quarter was primarily due to an increase in noninterest income.

The Company earned diluted earnings per share of $1.69 for the six months ended June 30, 2006, compared to diluted earnings per share of $1.34 for the six months ended June 30, 2005. The Company's net income was $2.50 million for the six months ended June 30, 2006, compared to $2.11 million for the six months ended June 30, 2005. The increase in earnings for the six months was primarily due to an increase in noninterest income.

Net interest income for the quarter ended June 30, 2006 was $3.29 million, compared to net interest income of $3.51 million for the quarter ended June 30, 2005. The decrease in net interest income was due to a decrease in the net interest margin, offset in part by an increase in interest-earning assets. The net interest spread of 2.62% for the quarter ended June 30, 2006 represented a decrease from the net interest spread of 2.93% for the quarter ended June 30, 2005. The net interest margin of 2.85% for the quarter ended June 30, 2006 represented a decrease from the net interest margin of 3.14% for the quarter ended June 30, 2005.

Net interest income for the six months ended June 30, 2006 was $6.61 million, compared to net interest income of $6.92 million for the six months ended June 30, 2005. The decrease in net interest income was due to a decrease in the net interest margin, offset in part by an increase in interest-earning assets. The net interest spread of 2.62% for the six months ended June 30, 2006 represented a decrease from the net interest spread of 2.92% for the six months ended June 30, 2005. The net interest margin of 2.86% for the six months ended June 30, 2006 represented a decrease from the net interest margin of 3.14% for the six months ended June 30, 2005.

The Company's provision for loan losses was $60,000 and $70,000 for the quarters ended June 30, 2006 and 2005, respectively. The Company's provision for loan losses was $120,000 for each of the six months ended June 30, 2006 and 2005. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss

                                     -MORE-
experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company's noninterest income was $1.77 million and $1.29 million for the quarters ended June 30, 2006 and 2005, respectively. The increase in noninterest income was due to an increase in fees associated with checking accounts, including overdraft fees. The increase in noninterest income was also due to an impairment of securities available-for-sale recognized during the quarter ended June 30, 2005. During the quarter ended June 30, 2005, the Company recorded an other-than-temporary impairment, non-cash, after-tax charge of $424,500, or $0.27 per diluted share, related to two Freddie Mac adjustable rate, perpetual preferred stocks with a face value of $2,499,000. These perpetual preferred stock issues are investment grade securities that are held in the Company's available-for-sale securities portfolio. Absent this other-than-temporary charge, earnings were $1.46 million, or $0.92 per diluted share, for the quarter ended June 30, 2005.

The Company's noninterest income was $3.70 million and $2.48 million for the six months ended June 30, 2006 and 2005, respectively. The increase in noninterest income was due to an increase in fees associated with checking accounts, including overdraft fees, loan prepayment fees, and abstract fees. The increase in noninterest income was also due to an impairment of securities available-for-sale recognized during the six months ended June 30, 2005. During the six months ended June 30, 2005, the Company recorded an other-than-temporary impairment, non-cash, after-tax charge of $653,500, or $0.41 per diluted share, related to three Freddie Mac adjustable rate, perpetual preferred stocks that declined in value due to decreased interest rates. These perpetual preferred stocks are investment grade securities that are held in the Company's available-for-sale securities portfolio. Absent the other-than-temporary charges, earnings were $2.76 million, or $1.75 per diluted share, for the six months ended June 30, 2005.

The Company's noninterest expense was $3.22 million and $3.03 million for the quarters ended June 30, 2006 and 2005, respectively. The increase in noninterest expense was primarily due to increases in compensation and data processing expenses.

The Company's noninterest expense was $6.59 million and $5.95 million for the six months ended June 30, 2006 and 2005, respectively. The increase in noninterest expense was primarily due to increases in compensation, data processing, and other operating expenses.

The Company's provision for income taxes was $525,000 and $671,000 for the quarters ended June 30, 2006 and 2005, respectively. The decrease in the provision for income taxes was primarily due to the lack of deductibility of the other-than-temporary impairment of securities available-for-sale in 2005.

The Company's provision for income taxes was $1.10 million and $1.22 million for the six months ended June 30, 2006 and 2005, respectively. The decrease in the provision for income taxes was primarily due to the limited deductibility of the other-than-temporary impairment of securities available-for-sale in 2005.

Total assets at June 30, 2006 were $496.2 million, compared to $485.2 million at December 31, 2005. The increase in assets consisted primarily of increases in loans, premises and equipment, and securities available-for-sale. Net loans increased by $8.7 million, or 2.0%, to $439.0 million at June 30, 2006, from $430.3 million at December 31, 2005. At June 30, 2006, net loans consisted of $212.7 million of one-to-four family real estate loans, $89.6 million of commercial real estate loans, $74.8 million of multi-family real estate loans, and $61.9 million of consumer loans. The increase in net loans was due primarily to the origination of one-to-four family real estate loans, the purchase of one-to-four family, multi-family, and commercial real estate loans, and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments, and sales of loans. Premises and equipment, net, increased by $1.2 million, or 11.1%, to $12.2 million at June 30, 2006, from $11.0 million at December 31, 2005. The increase in premises and equipment was primarily due to the construction costs associated with the construction of a new branch office located at the Jordan Creek Town Center in West Des Moines, Iowa and the expansion of the Crossroads branch in Fort Dodge, Iowa. Securities available-for-sale increased $800,000, or 3.9%, to $21.5 million at June 30, 2006, from $20.7 million at December 31, 2005. The increase in securities available-for-sale consisted primarily of an increase in investments in municipal securities and FHLB stock, offset in part by a decrease in mortgage-backed securities.

Deposits increased $1.6 million, or 0.5%, to $335.9 million at June 30, 2006, from $334.3 million at December 31, 2005. The increase in the deposits was used primarily to fund loan growth.

Nonperforming assets were 0.43% of total assets as of June 30, 2006, compared to 0.36% of total assets as of December 31, 2005. The allowance for loan losses was $3.4 million, or 0.76% of total loans, at June 30, 2006, compared to $3.3 million, or 0.76% of total loans, at December 31, 2005.

Stockholders' equity was $42.4 million at June 30, 2006, compared to $44.3 million at December 31, 2005. Stockholders' equity decreased by $1.9 million primarily due to stock repurchases, declared dividends, and an increase in unrealized loss on securities available-for-sale, offset in part by earnings and the exercise of stock options. Book value, or stockholders' equity per share, at June 30, 2006 was $29.79, compared to $29.37 at December 31, 2005. The ratio of stockholders' equity to total assets was 8.6% at June 30, 2006, compared to 9.1% at December 31, 2005.

All stockholders of record on June 16, 2006, received a quarterly cash dividend of $0.33 per share on July 6, 2006. As of June 30, 2006, the Company had 1,423,653 shares of common stock outstanding.

The Company also announced the opening of its Jordan Creek Town Center office at 120 S. 68th Street, West Des Moines, Iowa, in early August, 2006. With the opening of the West Des Moines office, First Federal Savings Bank of Iowa has eleven full service locations, including three in the Des Moines metro area, to serve its customers. The Jordan Creek Town Center office will provide a full array of checking, savings, and loan products and services, including residential, multi-family, and commercial real estate loans. The office will be managed by William Boord, Vice President.

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.'s actual results, and could cause North Central Bancshares, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)   June 30, 2006    December 31, 2005
                                                           -------------    -----------------
Assets
   Cash and cash equivalents                                $    8,515         $    8,640
   Securities available-for-sale                                21,508             20,708
   Loans (net of allowance of loan loss of $3,387 and
     $3,326, respectively)                                     439,027            430,278
   Goodwill                                                      4,947              4,971
   Other assets                                                 22,244             20,594
                                                            ----------         ----------

     Total Assets                                           $  496,241         $  485,191
                                                            ==========         ==========
Liabilities
   Deposits                                                 $  335,913         $  334,338
   Other borrowed funds                                        113,425            102,444
   Other liabilities                                             4,490              4,131
                                                            ----------         ----------
      Total Liabilities                                        453,828            440,913

Stockholders' Equity                                            42,413             44,278
                                                            ----------         ----------

   Total Liabilities and Stockholders' Equity               $  496,241         $  485,191
                                                            ==========         ==========

Stockholders' equity to total assets                              8.55%              9.13%
                                                            ==========         ==========

Book value per share                                        $    29.79         $    29.37
                                                            ==========         ==========

Total shares outstanding                                     1,423,653          1,507,703
                                                            ==========         ==========

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                             For the Three Months                   For the Six Months
                                                                Ended June 30,                        Ended June 30,
                                                           2006                2005              2006               2005
                                                       -----------         -----------       -----------         -----------
 Interest income                                       $     6,951         $     6,588       $    13,726         $    12,896
 Interest expense                                            3,663               3,082             7,114               5,979
                                                       -----------         -----------       -----------         -----------
     Net interest income                                     3,288               3,506             6,612               6,917
 Provision for loan loss                                        60                  70               120                 120
                                                       -----------         -----------       -----------         -----------
     Net interest income after provision for loan loss       3,228               3,436             6,492               6,797
 Noninterest income                                          1,772               1,295             3,698               2,483
 Noninterest expense                                         3,218               3,027             6,595               5,948
                                                       -----------         -----------       -----------         -----------
     Income before income taxes                              1,782               1,704             3,595               3,332
 Income taxes                                                  525                 671             1,097               1,224
                                                       -----------         -----------       -----------         -----------
     Net income                                        $     1,257         $     1,033       $     2,498         $     2,108
                                                       ===========         ===========       ===========         ===========

 Basic earnings per share                              $      0.88         $      0.67       $      1.72         $      1.38
                                                       ===========         ===========       ===========         ===========
 Diluted earnings per share                            $      0.87         $      0.65       $      1.69         $      1.34
                                                       ===========         ===========       ===========         ===========

                                                              For the Three Months                    For the Six Months
Selected Financial Ratios                                        Ended June 30,                         Ended June 30,
                                                            2006                2005               2006                2005
                                                        -----------         -----------        -----------          ----------
Performance ratios
    Net interest spread                                     2.62%               2.93%              2.62%               2.92%
    Net interest margin                                     2.85%               3.14%              2.86%               3.14%
    Return on average assets                                1.02%               0.87%              1.02%               0.90%
    Return on average equity                               11.87%               9.58%             11.61%               9.89%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)             63.60%              63.05%             63.97%              63.27%